Exhibit 99.2

NEWS

Georgia Gulf Announces Extension of Expiration Date for Private Debt Exchange Offers

ATLANTA, GEORGIA — July 24, 2009 - Georgia Gulf Corporation (the “Company”) (NYSE: GGC) today announced it has extended the expiration date for its private offers to exchange its outstanding 7.125 percent Senior Notes due 2013 (the “2013 notes”), 9.5 percent Senior Notes due 2014 (the “2014 notes”) and 10.75 percent Senior Subordinated Notes due 2016 (the “2016 notes” and, collectively with the 2013 notes and 2014 notes, the “notes”) and related consent solicitations (the “exchange offers”) until 7:00 P.M., New York City time July 24, 2009.

The exchange offers provide for the exchange of the three issues of outstanding notes totaling $800 million in aggregate principal amount for an aggregate of 32,050,000 shares of the Company’s convertible preferred stock, which are convertible into shares of its common stock on a one-for-one basis, and an aggregate of 1,430,000 shares of its common stock after giving effect to the previously announced 1-for-25 reverse stock split of the Company’s common stock.

Each exchange offer will expire at 7:00 P.M., New York City time, on July 24, 2009, unless extended. As of 10:00 AM ET on July 24, 2009 approximately $ 698.5 million, or 87.3 percent of the aggregate principal amount of the notes had been tendered in the exchange offers, comprised of $87.7 million, $452.8 million and $158.1 million of the $100 million, $500 million and $200 million in principal amount outstanding of the 2013, 2014 and 2016 notes, respectively. Full details of the exchange offers and related consent solicitations are included in the offering memorandum for these exchange offers, copies of which are available to Eligible Holders (as defined below) from Global Bondholder Services Corporation, the information agent, by calling (212) 430-3774 or toll free at (866) 873-7700.

The exchange offers have been made, and the shares of convertible preferred stock and shares of common stock are being offered and will be issued, in a private transaction in reliance upon an exemption from the registration requirements of the Securities Act of 1933, only to holders of the notes (i) in the United States, that are “qualified institutional buyers,” as that term is defined in Rule 144A under the Securities Act, or (ii) outside the United States, that are persons other than “U.S. persons,” as that term is defined in Rule 902 under the Securities Act, in offshore transactions in reliance upon Regulation S under the Securities Act (collectively, the “Eligible Holders”).

Neither the shares of convertible preferred stock nor the shares of common stock have been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

CONTACT:

Martin Jarosick

Investor Relations

Georgia Gulf Corporation

770-395-4524